Exhibit 99.1

Ophthotech Provides Business Update and Reports Third Quarter 2014

Financial Results

- Conference Call and Webcast, Today, November 11, at 8:00 a.m. ET —

- Ophthotech Achieves Enrollment Milestone Triggering Third and Final Tranche in Royalty Financing with Novo A/S -

- Ophthotech Signs Research and Exclusive Option Agreement to License a VEGF Tyrosine Kinase Inhibitor for the Treatment of Ocular Diseases; Potential to Address Unmet Need in Wet Age-Related Macular Degeneration and Other Ocular Indications -

New York, NY, November 11, 2014 — Ophthotech Corporation (Nasdaq: OPHT) today provided a business update on the Company and announced financial results for the third quarter ended September 30, 2014.

Fovista® Highlights

•                  In November 2014, Ophthotech achieved the final enrollment milestone related to the Phase 3 Fovista® program under the terms of the Company’s $125 million royalty financing agreement with Novo A/S entered into in May 2013. This milestone triggers a payment of $41.7 million to Ophthotech. The funding of this final tranche results in an additional royalty interest to Novo A/S based on worldwide Fovista® sales.

•                  In October 2014, Ophthotech received an initial $50 million enrollment milestone payment from Novartis Pharma AG related to the $130 million total potential enrollment-based milestones under its ex-US licensing and commercialization agreement with Novartis entered into in May 2014. This payment was triggered upon Ophthotech reaching in September the first enrollment goal in its pivotal Fovista® Phase 3 clinical program.

•                  In August 2014, Ophthotech announced the initiation of the first of several planned expansion Fovista® studies. The expansion studies are designed to further investigate the potential role of Fovista® combination therapy in the reduction of treatment burden, in the reduction of sub-retinal fibrosis, and in treatment resistant cases related to anti-VEGF monotherapy in wet age-related macular degeneration (AMD) patients. This first expansion trial is a Phase 2a open-label study investigating Fovista® in combination with anti-VEGF therapy in reducing sub-retinal fibrosis in wet AMD patients. Additional expansion programs are scheduled to commence in the near future.

“It was a solid quarter for Ophthotech, following a very productive first half of the year,” said David R. Guyer, M.D., Chief Executive Officer and Chairman of the Board of Ophthotech. “We have strengthened our management team with two experienced senior executives as we lay the foundation for the commercialization of Fovista®. In addition, the enrollment in our Fovista® Phase 3 program continues on track.”

Dr. Guyer added, “We continue to explore multiple opportunities to improve the treatment of age-related macular degeneration. Our strategy is to evaluate multiple options with limited up-front investment and obtain early proof-of-concept validation prior to a larger scale commitment to achieve our goals. As part of this strategy, we signed a research and option agreement that provides an opportunity to expand our research efforts in AMD and other ocular diseases.”

Research and Exclusive Option Agreement

The Company has entered into an exclusive research and option agreement with AVEO Pharmaceuticals to license tivozanib, a small molecule vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor, for the treatment of non-oncologic conditions of the eye. Under the terms of the agreement, Ophthotech will pay an upfront fee of $500,000 for exclusive rights to investigate this compound’s potency and potential as an ocular formulation. Ophthotech is solely responsible for the ocular formulation and development of this compound, which will focus initially on a sustained release formulation as a treatment for the maintenance phase of wet AMD therapy.

Under the agreement, upon completion of Ophthotech’s initial analysis, if Ophthotech elects to continue the development of an ocular formulation of this anti-VEGF therapy, Ophthotech will pay additional fees based upon Ophthotech’s submission of an Initial New Drug application and upon the demonstration of proof of concept in humans. If Ophthotech exercises its option for an exclusive worldwide license (excluding Asia) for the compound for ocular indications, Ophthotech will pay a license fee, and development, regulatory and sales-based milestones, if achieved, as well royalties on commercial sales.

“While Fovista’s development strategy continues to remain agnostic with respect to the choice of the anti-VEGF agent administered in combination with Fovista®, this agreement continues our quest to develop multiple and flexible therapeutic options,” said Samir Patel, M.D., President and Vice Chairman of Ophthotech. “The unmet needs in wet AMD include treatment burden and disappointing long-term visual outcome in the chronic phase of wet AMD therapy. The potential to develop a sustained release formulation with the properties of this anti-VEGF inhibitor, a highly potent and selective small molecule, is very attractive. In addition, this agreement may provide the opportunity to expand into other ocular indications such as diabetic retinopathy. This structured option agreement allows us to make payments only after reaching certain key milestones, while retaining total control over the decision whether to continue any further development. We believe that this deal structure has the potential to lead to a higher probability of value creation for our stockholders as we proceed down the path prescribed in the agreement.”

Executive Management Appointments

Ophthotech recently appointed two executives to its senior management team. Michael G. Atieh joined as Executive Vice President, Chief Financial and Business Officer and Treasurer on September 30, 2014, and Todd N. Smith joined as a Senior Vice President and Chief Commercial Officer on October 3, 2014. Mr. Atieh replaces Bruce A. Peacock, who retired on September 30, 2014.

Third Quarter 2014 Financial Results

•         As of September 30, 2014, the Company had $408.8 million in cash, cash equivalents, and marketable securities.

•         Revenue was $39.6 million for the three and nine months ended September 30, 2014 and related to the $50.0 million enrollment-based milestone that was achieved in September 2014 under Ophthotech’s agreement with Novartis. The balance of the milestone payment was recorded as deferred revenue. The Company did not have revenue during the comparable periods in 2013.

•         Research and development expenses were $17.1 million for the three months ended September 30, 2014 compared to $11.1 million for the same period in 2013. Research and development expenses were $66.2 million for the nine months ended September 30, 2014 compared to $17.8 million for the same period in 2013. The increased research and development expense in each of the three and nine months ended September 30, 2014 relates primarily to our Fovista® Phase 3 clinical program.

•         General and administrative expenses were $8.8 million for the three months ended September 30, 2014 compared to $4.2 million for the same period in 2013. General and administrative expenses were $22.7 million for the nine months ended September 30, 2014 compared to $9.1 million for the same period in 2013. The increased general and administrative expense in each of the three and nine months ended September 30, 2014 relates primarily to personnel-related expenses, including additional management and corporate staffing to support our public company infrastructure, and increased professional services and consulting fees.

•         The Company reported net income for the three months ended September 30, 2014 of $10.9 million, or $0.31 per diluted share, compared to a net loss of $18.4 million, or ($10.26) per diluted share for the same period in 2013. The Company reported a net loss for the nine months ended September 30, 2014 of $62.3 million, or ($1.88) per diluted share, compared to a net loss of $36.6 million, or ($23.21) per diluted share for the same period in 2013.

About the Fovista® Phase 3 Program

The Fovista® Phase 3 program consists of three clinical trials to evaluate the safety and efficacy of Fovista® anti-PDGF therapy, which Ophthotech is developing for use in combination with anti-VEGF drugs for the treatment of wet age-related macular degeneration. The Company expects to enroll a total of 1,866 patients in the three trials in more than 225 centers worldwide and to have initial, topline data from the Fovista® Phase 3 clinical program available in 2016.

Conference Call/Web Cast Information

Ophthotech will host a conference call/audio web cast to discuss the Company’s financial and operating results and product development programs and to provide a general business update. The call is scheduled for November 11, 2014 at 8:00 a.m. Eastern Time. To participate in this conference call, dial 888-359-3624 (USA) or 719-457-2661 (International), and enter passcode 5108855. A live, listen-only audio webcast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for one week. The replay number will be 888-359-3624 (USA) or 719-457-2661 (International), passcode 5108855. A replay of the audio webcast will be accessible at: www.ophthotech.com.

About Ophthotech Corporation

Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics to treat diseases of the eye, with a focus on developing innovative therapies for age-related macular degeneration (AMD). Ophthotech’s most advanced product candidate, Fovista® anti-PDGF therapy, is in Phase 3 clinical trials for use in combination with anti-VEGF drugs that represent the current standard of care for the treatment of wet AMD. Ophthotech’s second product candidate, Zimura™, an inhibitor of complement factor C5, is being developed for the treatment of geographic atrophy (a form of dry AMD) and, in combination with anti-VEGF therapy and, potentially Fovista®, for the treatment of wet AMD. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about the receipt of the third and final tranche of financing under its royalty financing agreement and the potential receipt of milestone payments and royalties under its ex-US licensing and commercialization agreement, the conduct of the Fovista® Phase 3 clinical program, including obtaining initial, top-line data from the Fovista® Phase 3 clinical program and seeking marketing approval for Fovista®, the potential of Fovista® as a wet AMD combination therapy, the initiation of additional clinical trials for Fovista® and Zimura™, obtaining data from these additional planned trials, Ophthotech’s strategy for the development of, and the potential therapeutic benefit of, tivozanib for the treatment of non-oncologic conditions of the eye, including wet AMD and the potential for related value creation for Ophthotech’s stockholders. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those express or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory approvals or other actions and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

OPHT-G

Contacts:

Investors
Kathy Galante
Ophthotech Corporation
Vice President, Investor Relations and Corporate Communications
212-845-8231
kathy.galante@ophthotech.com

Media

Jarrod Aldom

SmithSolve LLC on behalf of Ophthotech Corporation
973-442-1555 ext. 112

jarrod.aldom@smithsolve.com

Ophthotech Corporation

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Statement of Operations Data:
Revenue	$39,575	$—	$39,575	$—
Costs and expenses:
Research and development	17,105	11,101	66,189	17,836
General and administrative	8,812	4,166	22,731	9,145
Total costs and expenses	25,917	15,267	88,920	26,981
Income (loss) from operations	13,658	(15,267)	(49,345)	(26,981)
Interest income (expense)	73	—	189	(1,454)
Gain (loss) on extinguishment of debt	—	105	—	(1,091)
Other loss	—	(970)	—	(1,231)
Income (loss) before income tax provision	13,731	(16,132)	(49,156)	(30,757)
Income tax provision	2,867	—	13,161	—
Net income (loss)	10,864	(16,132)	(62,317)	(30,757)
Add: accretion of preferred stock dividends	—	(2,292)	—	(5,891)
Net income (loss) attributable to common stockholders	$10,864	$(18,424)	$(62,317)	$(36,648)
Net income (loss) attributable to common stockholders per share :
Basic	$0.32	$(10.26)	$(1.88)	$(23.21)
Diluted	$0.31	$(10.26)	$(1.88)	$(23.21)
Weighted average common shares outstanding:
Basic	33,531	1,795	33,074	1,579
Diluted	34,859	1,795	33,074	1,579